News Release

         Release Date: Thursday, February 7, 2008

         Release Time: Immediate

         Contact:      Eric E. Stickels, Executive Vice President & CFO

         Phone:        (315) 366-3702

         -----------------------------------------------------------------------

         Oneida Financial Corp. Reports 2007 Fourth Quarter and Full Year Operating Results (unaudited)

         Oneida, NY, February 7, 2008 - Oneida Financial Corp. (NASDAQ: ONFC), the parent company of The Oneida Savings Bank, has announced its operating results the fourth quarter and full year ended December 31, 2007. Net income for the year ended December 31, 2007 is $3.5 million or $0.45 diluted earnings per share, a decrease of 16.5% compared with $4.2 million, or $0.54 diluted earnings per share, for the year ended December 31, 2006. The decrease in net income is primarily the result of an increase in non-interest expense, partially offset by an increase in net interest income, an increase in non-interest income, a decrease in income tax provision and a decrease in provision for loan losses during 2007 as compared with 2006. The current variances to prior year results are primarily related to the acquisition of The National Bank of Vernon, completed on April 2, 2007, and the opening of a banking, insurance and retail center in the Griffiss Business and Technology Park in Rome, New York on April 3, 2007. Net income for the three months ended December 31, 2007 is $1.1 million, or $0.14 diluted earnings per share, as compared to $1.4 million or $0.17 diluted earnings per share for the same period in 2006. The decrease in net income in the fourth quarter of 2007 is primarily due to an increase in non-interest expense related to the expansion of the Bank's branch banking network.

         Total assets increased $79.4 million, or 17.9% to $522.3 million at December 31, 2007 from $442.9 million at December 31, 2006. The increase in the Company's assets is primarily due to the acquisition of The National Bank of Vernon resulting in an increase in loans receivable and an increase in investment and mortgage-backed securities. Loans receivable increased $36.9 million to $284.3 million at December 31, 2007 as compared with December 31, 2006, reflecting loan origination activities of Oneida Savings Bank and loans acquired from Vernon Bank of $26.0 million. The increase in loans receivable was partially offset by the sale of $17.9 million in fixed rate one-to-four family residential real estate loans during the trailing twelve month period. Investment securities increased $10.4 million to $96.1 million at December 31, 2007 as compared with $85.7 million at December 31, 2006. Mortgage-backed securities increased $17.5 million to $46.6 million at December 31, 2007 as compared with $29.1 million at December 31, 2006. The increase in total assets was supported by an increase of $86.9 million in total deposits to $400.1 million at December 31, 2007. Contributing to the increase was $54.6 million in deposits acquired from Vernon Bank. The increase in total deposits also enabled the Bank to reduce borrowings outstanding by $9.0 million to $56.4 million at December 31, 2007 compared with December 31, 2006. The acquisition of The National Bank of Vernon resulted in an increase in goodwill and other intangible assets of $5.6 million. Premises and equipment also increased $5.1 million from December 31, 2006 to December 31, 2007 as a result of the construction of a 26,000 square feet banking, insurance and retail center at the Griffiss Business and Technology Park in Rome, New York and the addition of three Vernon Bank offices.

         Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, "Our Company's operating results continue to reflect the successful execution of our business plan. The growth and diversification of our asset mix, income sources and product offerings will continue to differentiate Oneida Financial Corp. and allow the Company to thrive during difficult economic times." Kallet continued, "Our net income was adversely affected as we sought to grow our franchise during the year. However, our success can be measured in a number of ways; Oneida Savings reported a record level of net loans receivable and total deposits at December 31, 2007, both our insurance and financial services subsidiary, Bailey Haskell & LaLonde, and Benefit Consulting Group, Inc. reported record levels of revenue, and our Company demonstrated an ability to minimize net interest margin compression despite the challenging interest rate environment that negatively impacted many of our peers during the past two years." Kallet concluded, "Oneida Financial Corp. continues to focus on growing our franchise and enhancing shareholder value. During 2007 we completed our expansion into the Griffiss Business Park in Rome, New York and completed our merger and integration with the National Bank of Vernon. These achievements are expected to contribute toward the future success of this Company."

         Net interest income increased $830,000, or 6.5%, for the year ended December 31, 2007 to $13.6 million compared with $12.8 million for the year ended December 31, 2006. The increase in net interest income is due primarily to an increase in interest-earning assets partially offset by an increase in interest-bearing liabilities and a decrease in net interest margin given the impact caused by rising short term rates and the flat to inverted yield curve. Average interest-earning assets increased $36.5 million to $408.4 million for the year ended December 31, 2007. Average interest-bearing deposits increased $54.9 million while average borrowings outstanding decreased by $8.2 million for the year ended December 31, 2007. Net interest margin is 3.34% for the year ended December 31, 2007 compared with a net interest margin of 3.45% for 2006.

         Interest income for the twelve-month period ending December 31, 2007 is $25.7 million, compared with $22.3 million for the twelve months ending December 31, 2006 an increase of 15.3%. The increase in interest income during the year ended December 31, 2007 resulted primarily from an increase in the average balances of interest-earning assets during 2007 and an increase in the yield on interest-earning assets of 30 basis points, reflecting the increased yields earned on investments and loans during 2007 due to the increase in market interest rates.

         Interest expense for the twelve-month period ending December 31, 2007 is $12.0 million, compared with $9.4 million for the twelve months ending December 31, 2006, an increase of 27.3%. This increase was due to an increase in the cost of interest-bearing liabilities of 33 basis points and an increase in the average balance of interest-bearing liabilities. Interest expense on deposits increased 51.6% for the year ended December 31, 2007 as compared with the same period in 2006. The increase in interest expense is primarily the result of the steady increase of short-term market interest rates during most of 2007 partially offset by the continued emphasis to increase the level of lower costing core savings and checking deposits. Borrowed funds outstanding are $56.4 million at December 31, 2007 compared with $65.4 million at December 31, 2006. The reduction in borrowed funds resulted in a decrease of 14.1% in interest paid on borrowed funds during 2007 as compared with 2006.

         Other non-interest income is $18.2 million for the twelve months ending December 31, 2007 compared with $17.0 million for the same 2006 period. The increase in other non-interest income is the result of increases in commissions and fees earned on the sale of non-banking products, an increase in services charges on deposit accounts and an increase in net investment gains. Revenue derived from the Company's insurance agency subsidiary activities increased $328,000 to $9.9 million during 2007 as compared with 2006. The Company's financial services and employee benefit consulting firm operating as Benefit Consulting Group, Inc. provided non-interest income of $3.6 million during 2007 compared with $3.1 million in total revenue during 2006. The increase in non-interest income was further supported by an increased level of service charges on deposit accounts, increasing $185,000, or 7.8% for the year ended December 31, 2007 compared with 2006. Net realized investment gains are $353,000 for the year ended December 31, 2007 compared with net gains on investment securities of $308,000 during 2006.

         Other non-interest expense is $27.0 million for the twelve months ending December 31, 2007 compared with $23.8 million for 2006, an increase of 13.3%. The increase in non-interest expense is primarily the result of operating expenses associated with our insurance agency and consulting subsidiaries. In addition, the increase in building, equipment and other operating expenses are associated with the acquisition of the National Bank of Vernon and the completion of our banking, insurance and retail center at the Griffiss Business and Technology Park in Rome, New York. The acquisition completed in 2007 and associated increase in goodwill and other intangible assets resulted in an increase in intangible amortization of $165,000 to $548,000, a non-cash charge, for the year ended December 31, 2007 compared with $383,000 in intangible amortization incurred during 2006.

        There was no provision for loan losses made during 2007 as compared with $280,000 in provisions during the year ended December 31, 2006. The Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions. The decrease in net loan charge-offs and the continued low level of non-performing assets supports the reduction in the provision for loan losses during 2007. The ratio of the loan loss allowance to loans receivable is 0.88% at December 31, 2007 compared with a ratio of 0.84% at December 31, 2006. The increased level in the allowance as a percentage of loans reflects an addition to the allowance for loan losses of $526,000 acquired as a result of the acquisition of The National Bank of Vernon. Net loan charge-offs in 2007 totaled $95,000, or 0.04% of average loans outstanding, decreasing from $158,000 or 0.06% of average loans in 2006. The ratio of non-performing assets to total assets is 0.09% at December 31, 2007 compared with 0.01% at December 31, 2006.

         Net income for the three months ended December 31, 2007 was $1.1 million, or $0.14 diluted earnings per share, as compared to $1.4 million or $0.17 diluted earnings per share for the same period in 2006. The decrease in net income for the quarter is primarily the result of an increase in non-interest expense for the fourth quarter of 2007 as compared with fourth quarter of 2006. Partially offsetting this increase in expense is an increase in net interest income, a decrease in provision for loan losses and a decrease in income tax provisions.

         Shareholders' equity was $59.3 million, or 11.4% of assets at December 31, 2007 compared with $58.4 million, or 13.2% of assets, at December 31, 2006. The increase in shareholders' equity was a result of the contribution of net earnings for the period. Partially offsetting this increase were valuation adjustments made for the Company's available for sale investment and mortgage-backed securities and the payment of cash dividends during 2007.

         This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

         All financial information provided at and for the year ended December 31, 2007 and all quarterly data is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts.


                                            At            At            At            At            At
Selected Financial Data                   Dec 31,       Sep 30,       Jun 30,       Mar 31,       Dec 31,
(in thousands except per share data)       2007          2007          2007          2007          2006
------------------------------------   ------------------------------------------------------------------
                                       (unaudited)   (unaudited)   (unaudited)   (unaudited)    (audited)
Total assets                           $  522,315    $  513,562    $  504,099    $  455,024    $  442,937
Loans receivable, net                     284,347       280,293       275,670       244,101       247,441
Mortgage-backed securities                 46,583        33,646        32,678        27,815        29,081
Investment securities                      96,111        94,831        91,589        78,055        85,717
Goodwill and other intangibles             25,433        25,529        25,826        19,914        19,870
Interest bearing deposits                 334,444       327,957       314,838       267,307       260,173
Non-interest bearing deposits              65,685        65,005        68,495        52,487        53,097
Borrowings                                 56,400        56,400        56,400        71,830        65,400
Shareholders' equity                       59,340        58,633        58,093        58,422        58,400

Book value per share
   (end of period)                     $     7.68    $     7.63    $     7.56    $     7.60    $     7.62
Tangible value per share
   (end of period)                     $     4.39    $     4.31    $     4.20    $     5.01    $     5.03

Selected Financial Ratios
Non-Performing Assets to
    Total Assets (end of period)             0.09%         0.05%         0.03%         0.01%         0.01%
Allowance for Loan Losses to
    Loans Receivable, net                    0.88%         0.91%         0.95%         0.85%         0.84%
Average Equity to Average Assets            11.83%        11.41%        11.72%        13.18%        12.58%




                                           Quarter Ended                 Year Ended                %
Selected Operating Data                 Dec 31,       Dec 31,       Dec 31,      Dec 31,         Change
(in thousands except per share data)     2007          2006          2007         2006         `07 vs `06
------------------------------------  -------------------------------------------------------------------
                                      (unaudited)   (unaudited)   (unaudited)   (audited)      (unaudited)
Interest income:
   Interest and fees on loans         $    4,882    $    4,135    $   18,552    $   16,165          14.8%
   Interest and dividends
      on investments                       1,786         1,458         6,292         5,918           6.3%
   Interest on fed funds                     190           137           829           178         365.7%
                                      ----------    ----------    ----------    ----------
      Total interest income                6,858         5,730        25,673        22,261          15.3%
Interest expense:
   Interest on deposits                    2,557         1,736         9,037         5,963          51.6%
   Interest on borrowings                    721           817         2,991         3,483         (14.1%)
                                      ----------    ----------    ----------    ----------
      Total interest expense               3,278         2,553        12,028         9,446          27.3%
                                      ----------    ----------    ----------    ----------
Net interest income                        3,580         3,177        13,645        12,815           6.5%

   Provision for loan losses                  --            40            --           280           N/M
                                      ----------    ----------    ----------    ----------
Net interest income after
     provision for loan losses             3,580         3,137        13,645        12,535           8.9%
Non-interest income:
   Net investment gains                      352           310           353           308          14.6%
   Service charges on deposit accts          722           633         2,547         2,362           7.8%
   Commissions and fees on sales
          of non-banking products          3,337         3,369        13,521        12,661           6.8%
                                                                                                     7.4%
   Other revenue from operations             445           525         1,770         1,648
                                      ----------    ----------    ----------    ----------
      Total non-interest income            4,856         4,837        18,191        16,979           7.1%
Non-interest expense
   Salaries and employee benefits          4,313         4,033        16,985        15,491           9.6%
   Equipment and net occupancy             1,202           866         4,427         3,647          21.4%
   Intangible amortization                   154            96           548           383          43.1%
   Other costs of operations               1,271         1,005         5,004         4,269          17.2%
                                      ----------    ----------    ----------    ----------
      Total non-interest expense           6,940         6,000        26,964        23,790          13.3%
                                      ----------    ----------    ----------    ----------
Income before income taxes                 1,496         1,974         4,872         5,724         (14.9%)
Income tax provision                         424           566         1,368         1,526         (10.4%)
                                      ----------    ----------    ----------    ----------
Net income                            $    1,072    $    1,408    $    3,504    $    4,198         (16.5%)
                                      ==========    ==========    ==========    ==========

Net income per common
   share ( EPS - Basic )              $     0.14    $     0.18    $     0.46    $     0.55         (16.4%)
                                      ==========    ==========    ==========    ==========
Net income per common
   share ( EPS - Diluted)             $     0.14    $     0.17    $     0.45    $     0.54         (16.7%)
                                      ==========    ==========    ==========    ==========

Cash Dividends Paid                   $       --    $       --    $     0.48    $     0.45           6.7%
                                      ==========    ==========    ==========    ==========

Return on Average Assets                    0.82%         1.28%         0.71%         0.96%
Return on Average Equity                    7.28%        10.03%         5.99%         7.67%
Return on Average Tangible Equity          12.82%        15.55%         9.75%        11.26%
Net Interest Margin                         3.30%         3.42%         3.34%         3.45%


                                        Fourth        Third        Second         First        Fourth
Selected Operating Data                 Quarter       Quarter      Quarter       Quarter       Quarter
(in thousands except per share data)     2007          2007          2007          2007          2006
------------------------------------  ------------------------------------------------------------------
                                      (unaudited)   (unaudited)   (unaudited)   (unaudited)   (unaudited)
Interest income:
   Interest and fees on loans         $    4,882    $    4,816    $    4,636    $    4,218    $    4,135
   Interest and dividends
      on investments                       1,786         1,627         1,547         1,332         1,458
   Interest on fed funds                     190           216           257           166           137
                                      ----------    ----------    ----------    ----------    ----------
      Total interest income                6,858         6,659         6,440         5,716         5,730
Interest expense:
   Interest on deposits                    2,557         2,415         2,267         1,798         1,736
   Interest on borrowings                    721           702           738           830           817
                                      ----------    ----------    ----------    ----------    ----------
      Total interest expense               3,278         3,117         3,005         2,628         2,553
                                      ----------    ----------    ----------    ----------    ----------
Net interest income                        3,580         3,542         3,435         3,088         3,177
   Provision for loan losses                  --            --            --            --            40
                                      ----------    ----------    ----------    ----------    ----------
Net interest income after
     provision for loan losses             3,580         3,542         3,435         3,088         3,137
                                      ----------    ----------    ----------    ----------    ----------
Non-interest income:
   Net investment gains                      352            --            --             1           310
   Service charges on deposit accts          722           644           651           529           633
   Commissions and fees on sales
         of non-banking products           3,337         3,486         3,386         3,312         3,369
   Other revenue from operations             445           428           492           406           525
                                      ----------    ----------    ----------    ----------    ----------
      Total non-interest income            4,856         4,558         4,529         4,248         4,837
Non-interest expense:
   Salaries and employee benefits          4,313         4,222         4,332         4,117         4,033
   Equipment and net occupancy             1,202         1,103         1,121         1,001           866
   Intangible amortization                   154           153           153            88            96
   Other costs of operations               1,271         1,317         1,292         1,125         1,005
                                      ----------    ----------    ----------    ----------    ----------

      Total non-interest expense           6,940         6,795         6,898         6,331         6,000
                                      ----------    ----------    ----------    ----------    ----------

Income before income taxes                 1,496         1,305         1,066         1,005         1,974

Income tax provision                         424           374           312           257           566
                                      ----------    ----------    ----------    ----------    ----------
Net income                            $    1,072    $      931    $      754    $      748    $    1,408
                                      ==========    ==========    ==========    ==========    ==========

Net income per common
   share ( EPS - Basic )              $     0.14    $     0.12    $     0.10    $     0.10    $     0.18
                                      ==========    ==========    ==========    ==========    ==========
Net income per common
   share ( EPS - Diluted )            $     0.14    $     0.12    $     0.10    $     0.10    $     0.17
                                      ==========    ==========    ==========    ==========    ==========

Cash Dividends Paid                   $       --    $     0.24    $       --    $     0.24    $       --
                                      ==========    ==========    ==========    ==========    ==========

Return on Average Assets                    0.82%         0.73%         0.60%         0.68%         1.28%
Return on Average Equity                    7.28%         6.42%         5.15%         5.13%        10.03%
Return on Average Tangible Equity          12.82%        11.46%         7.67%         7.77%        15.55%
Net Interest Margin                         3.30%         3.37%         3.37%         3.34%         3.42%
